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[PricewaterhouseCoopers LLP]

                                            October 9, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Bank One, Texas, N.A. in its capacity as servicer of the Banc One Auto Grantor Trust 1997-A (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of the Form 8-K, as part of the Company's Form 8-K report for the month of October 1998. We agree with the statements concerning our Firm in such Form 8-K.


                                            Very truly yours,

                                            /s/ PricewaterhouseCoopers LLP

                                            PricewaterhouseCoopers LLP


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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On October 2, 1998, the parent corporation for Bank One, Texas, N.A. (the "Bank"), Banc One Corporation ("BANC ONE") was merged (the "Merger") with First Chicago NBD Corporation ("FCNBD") and the surviving entity is BANK ONE COPORATION ("BANK ONE"). In connection with such merger, the Bank in its capacity as servicer of the Banc One Auto Grantor Trust 1997-A (the "Trust"), changed the independent accountants for the Trust from Coopers & Lybrand L.L.P., now PricewaterhouseCoopers LLP ("PwC") to Arthur Anderson LLP ("AA"), historically engaged by FCNBD. BANK ONE has selected AA as the certifying accountants for the merged entity. The sole reason for the change of the independent accountants for the Trust was to align the independent accountants of the Trust with those of BANK ONE.

         The Trust does not have financial statements and the reports of independent accountants for the Trust are limited to (i) examining the assertion of the Servicer that it has maintained effective internal control over the servicing of accounts under the Master Pooling and Servicing Agreement for the Trust, in accordance with standards established by the American Institute of Certified Public Accountants. Therefore, the standards enumerated in Item 304 of Regulation S-K under the Securities and Exchange Act of 1934 ("Item 304"), which apply to audits of financial statements, are not applicable to the services performed for the Trust by independent accountants. Nonetheless, the reports of PwC with respect to the Trust for the year ended December 31, 1997 prior to their replacement did not state that (x) the assertion of the servicer in clause
(i) above was not fairly stated, in all material respects, and there were no disagreements (as defined in the instructions to Item 304 of Regulation S-K) between PwC and the Bank, in its capacity as servicer to the Trust, in connection with such reports. The decision to change accountants was made in order to align the independent accountants of the Trust with those of BANK ONE.

         In the two years prior to AA's appointment, the Bank, in its capacity as servicer of the Trust, did not consult AA in any matter with respect to the Trust.

         A letter from PwC stating their agreement with the statements made herein is filed as Exhibit 16.01 to this Form 8-K.